EXHIBIT 11

                        Calculation of Earnings per Share
                  (In Thousands, except for per Share Amounts)
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

                                                                   Three Months                        Six Months
                                                                  Ended June 30,                     Ended June 30,
                                                              1999             2000              1999              2000
                                                              ----             ----              ----              ----
Numerator:

Net income (loss) ...................................      $    208       $   (2,128)           $     281       $   (3,362)
Preferred stock dividends............................            --                --                  --                --
                                                          ---------       -----------           ---------       -----------

Numerator for basic earnings (loss) per share -
income (loss) available to common shareholders.......     $     208       $   (2,128)           $     281       $   (3,362)

Effect of dilutive securities:

Preferred stock dividends............................            --                --                  --                --
Interest on unpaid preferred stock dividends.........            --                --                  --                --
                                                          ---------       -----------           ---------       -----------
                                                                 --                --                  --                --

Numerator for dilutive  earnings  (loss) per share -
income (loss)  available to common shareholders after
assumed conversion...................................     $     208       $   (2,128)           $     281       $   (3,362)

Denominator:

Denominator for basic earnings (loss) per share-
weighted-average shares..............................        11,029       $    11,510              11,028            11,457

Effect of dilutive securities:

Employee stock options and warrants..................            --                --                  --                --
Convertible preferred stock..........................            --                --                  --                --
                                                          ---------       -----------          ----------       -----------
                                                                 --                --                  --                --
Dilutive potential common shares
Denominator for diluted earnings (loss) per share -
Adjusted weighted-average shares and
assumed conversion...................................        11,869            11,510             11,633             11,457
                                                          =========       ===========          =========        ===========
Basic earnings (loss) per share......................     $    0.02       $     (.18)          $    0.03        $     (.29)
                                                          =========       ===========          =========        ===========
Diluted earnings (loss) per share....................     $    0.01       $     (.18)          $    0.02        $     (.29)
                                                          =========       ===========          =========        ===========
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